October 22, 2024

Dear Vic,

This letter is to confirm our agreement that your bonus opportunity under the 2024 Management Incentive Plan of OneSpan Inc. (the “Company”) for the second half of 2024 will be based on the Company’s achievement of the following metrics, each with a weighting of 1/3rd:

•2024 Revenue
•2024 Adjusted EBITDA
•2024 Rule of 40 Attainment

2024 Revenue refers to the Company’s publicly reported revenue. 2024 Adjusted EBITDA and 2024 Rule of 40 Attainment have the meanings used for purposes of the Company’s 2024 LTIP PSU grants. Targets for the above metrics have been communicated to you separately.

This letter agreement supersedes anything to the contrary in Section 2.2 of your Employment Agreement with the company dated July 31, 2024 (the “Employment Agreement”). The Employment Agreement otherwise remains in full force and effect as originally executed.

Sincerely,

/s/ Michael McConnell

Michael McConnell
Chairman, Compensation Committee

I acknowledge and agree to the terms of this letter:

/s/ Victor Limongelli
_____________________
Victor Limongelli